                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                             Digital Lightwave Inc
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                              (Name of Issuer)

                                     Common
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                       (Title of Class of Securities)

                                   253855100
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                                 (CUSIP Number)

                               December 31, 1999
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.                             13G                 PAGE ___  OF ___ PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

      Driehaus Capital Management, Inc.    36-3196026
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

      Illinois, U.S.
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    Number of
                           5       Sole Voting Power

      Shares                       610,010
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                          0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                         1,425,202
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                        0
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

                              1,425,202
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

                                 5.28
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 12     Type of Reporting Person (See Instructions)

                             IA
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                                                                     Page 3 of 4
Driehaus Capital Management, Inc.
SCHEDULE 13G


Item 1.               (a)  Name of Issuer:  Digital Lightwave Inc.

                      (b)  Issuer's Principal Executive Offices:

                           15550 Lightwave Drive
                           Clearwater, Florida  33760

Item 2.               (a)  Person Filing - Driehaus Capital Management, Inc.

                      (b)  Address - 25 East Erie Street
                                      Chicago, IL 60611

                      (c)  Citizenship - U.S.A.

                      (d)  Title of Class of Securities - Common

                      (e)  CUSIP Number - 253855100

Item 3.               (e)  Investment Adviser Registered under section 203 of
                           the Investment Advisers Act of 1940.


Item 4.               (a)  Amount Beneficially Owned - 1,425,202

                      (b)  Percent of Class -  5.28%

                      (c)  Number of shares as to which reporting person has:
                           (i)   Sole voting power              610,010
                           (ii)  Shared voting power                0
                           (iii) Sole dispositive power         1,425,202
                           (iv)  Shared dispositive power           0


Item 5.               Not Applicable


Item 6. The reporting person, Driehaus Capital Management, Inc., manages accounts for numerous clients on a fully discretionary basis. Securities held in these clients' accounts are included in this report to reflect the fact that the reporting person may have voting power or dispositive power. To the best of the reporting person's knowledge, none of the clients whose securities are included in this report have an ownership interest in the subject class of securities which exceeds five percent of the class.

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                                                                     Page 4 of 4
Driehaus Capital Management, Inc.
SCHEDULE 13G


Item 7.               Not Applicable


Item 8.               Not Applicable


Item 9.               Not Applicable


Item 10.              Certification


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 11, 2000
                                         ---------------------------------------
                                                           Date

                                         /s/ Mary H. Weiss
                                         ---------------------------------------
                                                         Signature


                                         Mary H. Weiss, Vice President
                                         ---------------------------------------
                                                         Name/Title